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                                                                      Exhibit 21

                      Subsidiaries of Cytogen Corporation


AxCell Biosciences Corporation, a Delaware corporation, is a wholly owned subsidiary of Cytogen Corporation.

Prostagen Inc., a Delaware corporation, is a wholly owned subsidiary of Cytogen Corporation.